Exhibit 99.1

Sight Sciences Reports Fourth Quarter and Full Year 2021 Financial Results

MENLO PARK, Calif., March 24, 2022 (GLOBE NEWSWIRE) -- Sight Sciences, Inc. (Nasdaq: SGHT), an eyecare technology company focused on creating innovative solutions intended to transform standards of care and improve patients’ lives, today reported financial results for the quarter and year ended December 31, 2021.

Recent Business Highlights

•
Generated 2021 total revenue of $49.0 million, an increase of 77% compared to the prior year
•
Generated fourth quarter 2021 total revenue of $14.7 million, an increase of 63% compared to the prior year period
•
Expanded total gross margin to 87% in the fourth quarter 2021 versus 74% in the prior year period
•
Received FDA 510(k) Clearance of the TearCare® System for treatment of Meibomian Gland Disease (MGD), the leading cause of Dry Eye Disease
•
Clinical data from the prospective, multicenter GEMINI clinical trial was published in Clinical Ophthalmology demonstrating that at 12 months post treatment, microinvasive glaucoma surgery (MIGS) using the OMNI® Surgical System suppressed daily fluctuations in intraocular pressure – a meaningful and independent risk factor for the progression of glaucoma. Two additional publications based on data from GEMINI were recently accepted for publication in Clinical Ophthalmology
•
Launched the “Don’t Wait for Too Late” educational campaign aimed to raise glaucoma community awareness of Standalone MIGS as an earlier intervention alternative to treat primary open-angle glaucoma
•
Appointed health policy and legislation expert Brenda Becker to the Board of Directors

“Our fourth quarter results capped a tremendous year for Sight Sciences. We achieved strong commercial results, FDA clearances expanding indications for both OMNI and TearCare, significant progress across our ten ongoing and planned clinical trial programs, and substantial R&D advancements on existing and new products that have the potential to further improve the lives of patients with glaucoma and dry eye,” said Paul Badawi, co-founder and Chief Executive Officer of Sight Sciences. “In addition, we completed the largest medical technology IPO of 2021 by gross proceeds, raising $276 million and providing us ample financial flexibility to invest in our business plan. We will build on this momentum in 2022 and continue to execute our three strategic initiatives: (1) converting more Combination Cataract MIGS surgeons to OMNI, (2) developing the $5 billion U.S. Standalone MIGS segment, and (3) pioneering optimal access to effective MGD patient care. We are also excited to offer a preview of several new product development projects on our conference call later today.”

Fourth Quarter 2021 Financial Results

Revenue for the fourth quarter of 2021 was $14.7 million, an increase of $5.7 million, or 63%, compared to the fourth quarter of 2020. Surgical Glaucoma revenue in the fourth quarter of 2021 was $13.9 million, an increase of 60% compared to the prior year period. The growth was primarily driven by an increase in both the number of facilities ordering OMNI and utilization per ordering facility during the fourth quarter of 2021 as compared to 2020. Dry Eye revenue in the fourth quarter of 2021 was $0.8 million, an increase of 179% from the previous year. This increase reflected the transition to a more focused customer targeting strategy in the fourth quarter of 2020 that is designed to address and enhance market access to the TearCare® System over the long-term.

Gross profit for the fourth quarter of 2021 was $12.7 million compared to $6.6 million for the fourth quarter of 2020. Gross margin for the fourth quarter of 2021 was 87%, as compared to 74% in the same period the prior year. The gross margin improvement was attributable mainly to OMNI manufacturing cost reductions resulting from transitioning production to high volume, lower cost contract manufacturers and increased revenues covering largely fixed allocated labor and manufacturing overhead.

Operating expenses were $27.5 million for the fourth quarter of 2021 compared to $15.0 million in the corresponding prior year period, representing an 82% increase. Operating expenses as a percentage of revenues increased from 167% in the fourth quarter of 2020 to 187% in the fourth quarter of 2021. The increase in operating expenses was primarily driven by additions to personnel and continued investment in R&D and SG&A to support the Company’s growth, including stock-based compensation of $2.0 million compared to $0.2 million in the prior year period.

Net loss was $15.9 million in the fourth quarter of 2021 ($0.34 per share), as compared to $9.1 million in the corresponding period of the prior year ($0.97 per share).

2021 Financial Results

Revenue for 2021 was $49.0 million, an increase of $21.3 million, or 77%, compared to 2020. Surgical Glaucoma revenue in 2021 was $46.5 million, an increase of 79% compared to the prior year. Dry Eye revenue in 2021 was $2.5 million, an increase of 50% from the previous year.

Gross profit for 2021 was $40.3 million compared to $18.4 million for 2020. Gross margin for 2021 was 82%, as compared to 67% in 2021. The gross margin improvement was attributable mainly to OMNI manufacturing cost reductions resulting from transitioning production to high volume, lower cost contract manufacturers and increased revenues covering largely fixed allocated labor and manufacturing overhead.

Operating expenses were $91.8 million for 2021 compared to $50.6 million in the corresponding prior year period, representing an 81% increase. Operating expenses as a percentage of revenues increased from 183% in 2020 to 188% in 2021. The increase in operating expenses was primarily driven by additions to personnel and continued investment in R&D and SG&A to support the Company’s growth, including stock-based compensation of $5.1 million compared to $0.5 million in the prior year period.

Net loss was $63.0 million in 2021 ($2.36 per share), as compared to $34.7 million in the prior year ($3.71 per share).

Cash and cash equivalents totaled $260.7 million and total debt was $32.7 million as of December 31, 2021.

2022 Financial Guidance

Sight Sciences projects revenue for the full year 2022 to range from $67 million to $75 million, which represents approximately 45% growth compared to 2021 using the midpoint of the range.

Conference Call
Sight Sciences’ management team will host a conference call today, March 24, 2022, beginning at 4:30 pm ET. Investors interested in listening to the call may do so by dialing 1-844-287-7410 for domestic callers or 1-914-800-3942 for international callers, five to ten minutes prior to the start time, using the passcode: 8783804. A live and recorded webcast of the call will be available on the “Investors” section of the Company’s website at https://investors.sightsciences.com/.

About Sight Sciences
Sight Sciences is an eyecare technology company focused on developing and commercializing innovative solutions intended to transform care and improve patients’ lives. Using minimally invasive or non-invasive approaches to target the underlying causes of the world’s most prevalent eye diseases, Sight Sciences seeks to create more effective treatment paradigms that enhance patient care and supplant conventional outdated approaches. The Company’s OMNI Surgical System is a minimally invasive glaucoma surgery (MIGS) device indicated to reduce intraocular pressure in adult patients with primary open-angle glaucoma (POAG), the world’s leading cause of irreversible blindness. The Company’s TearCare® System is 510(k) cleared for the application of localized heat therapy in adult patients with evaporative dry eye disease due to meibomian gland dysfunction (MGD), enabling office-based clearance of gland obstructions by physicians to address the leading cause of dry eye disease.

For more information, visit www.sightsciences.com.

OMNI® and TearCare® are registered trademarks of Sight Sciences.

© 2021 Sight Sciences. All rights reserved.

Forward-Looking Statements
This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Any statements made in this press release or during the earnings call that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. Forward-looking statements include information concerning possible or assumed future results of operations, including descriptions of our business plan and strategies. These statements often include words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “should,” “could,” “would,” “may,” “will,” “forecast” and other similar expressions. We base these forward-looking statements on our current expectations, plans and assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances at such time. Although we believe that these forward-looking statements are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect our business, results of operations and financial condition and could cause actual results to differ materially from those expressed in the forward-looking statements. These statements are not guarantees of future performance or results. The forward-looking statements are subject to and involve risks, uncertainties and assumptions, and you should not place undue reliance on these forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning the following: estimates of our total addressable market, future revenue, expenses, capital requirements, and our needs for additional financing; our ability to enter into and compete in new markets; execution of our market strategies; the impact of the COVID-19 pandemic on our business, our customers’ and suppliers’ businesses and the general economy; our ability to compete effectively with existing competitors and new market entrants; our ability to scale our infrastructure; our ability to manage and grow our business by expanding our sales to existing customers or introducing our products to new customers; our ability to establish and maintain intellectual property protection for our products or avoid claims of infringement; potential effects of extensive government regulation; our abilities to obtain and maintain regulatory approvals and clearances for our products that support our revenue projections, business strategies and growth; our ability to successfully execute our clinical trial roadmap; our ability to obtain and maintain sufficient reimbursement for our products; our abilities to protect and scale our intellectual property portfolio; our ability to hire and retain key personnel; our ability to obtain financing in future offerings; the volatility of the trading price of our common stock; our expectation regarding the time during which we will be an emerging growth company under the Jumpstart Our Business Startups Act (the “JOBS Act”); our

ability to maintain proper and effective internal controls; and the other important factors discussed under the caption “Risk Factors” in our filings with the U.S. Securities and Exchange Commission, as may be updated from time to time in subsequent filings. These cautionary statements should not be construed by you to be exhaustive and are made only as of the date of this press release. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Media contact:
Shay Smith
Health+Commerce
707.971.9779
shay@healthandcommerce.com

Investor contact:
Philip Taylor
Gilmartin Group
415.937.5406
Investor.Relations@Sightsciences.com

SIGHT SCIENCES, INC.

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except share and per share data)

	December 31,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$260,687	$61,511
Accounts receivable, net	8,709	5,363
Inventory, net	3,475	2,598
Prepaid expenses and other current assets	4,164	1,161
Total current assets	277,035	70,633
Property and equipment, net	1,454	1,269
Operating lease right-of-use assets	1,495	518
Other noncurrent assets	202	386
Total assets	$280,186	$72,806
Liabilities, redeemable convertible preferred stock, and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$3,351	$2,158
Accrued compensation	5,987	4,070
Accrued and other current liabilities	4,166	3,086
Total current liabilities	13,504	9,314
Long-term debt	32,656	31,955
Other noncurrent liabilities	1,919	3,055
Total liabilities	48,079	44,324
Commitments and contingencies (Note 6)
Redeemable convertible preferred stock:
Redeemable convertible preferred stock, $0.001 par value; 14,241,390 shares authorized as of December 31, 2020, 12,767,202 shares issued and outstanding as of December 31, 2020; aggregate liquidation preference of $118.6 million as of December 31, 2020	—	117,331
Stockholders’ equity (deficit):
Preferred stock par value of $0.001 per share; 10,000,000 authorized; no shares issued and outstanding as of December 31, 2021 and 2020, respectively	—	—
Common stock par value of $0.001 per share; 200,000,000 and 21,831,000 shares authorized as of December 31, 2021 and 2020, respectively; 47,504,704 and 9,509,182 shares issued and outstanding as of December 31, 2021 and 2020, respectively	48	9
Additional paid-in-capital	385,060	1,183
Accumulated deficit	(153,001)	(90,041)
Total stockholders’ equity (deficit)	232,107	(88,849)
Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$280,186	$72,806

SIGHT SCIENCES, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited)

(in thousands, except share and per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
Revenue	$14,685	$8,991	$48,956	$27,640
Cost of goods sold	1,942	2,376	8,610	9,209
Gross profit	12,743	6,615	40,346	18,431
Operating expenses:
Research and development	4,369	2,873	15,634	8,874
Selling, general and administrative	23,090	12,175	76,190	41,745
Total operating expenses	27,459	15,048	91,824	50,619
Loss from operations	(14,716)	(8,433)	(51,478)	(32,188)
Interest income	—	—	—	30
Interest expense	(1,078)	(764)	(4,366)	(2,403)
Other income (expense), net	(44)	108	(6,928)	(71)
Loss before income taxes	(15,838)	(9,089)	(62,772)	(34,632)
Provision for income taxes	98	16	188	61
Net loss and comprehensive loss	$(15,936)	$(9,105)	$(62,960)	$(34,693)
Net loss per share attributable to common stockholders, basic and diluted	$(0.34)	$(0.97)	$(2.36)	$(3.71)
Weighted-average shares outstanding, basic and diluted	47,392,932	9,411,278	26,734,097	9,356,218